Exhibit 5.1

[Letterhead of] CRAVATH, SWAINE & MOORE LLP [New York Office]

December 14, 2010

BioFuel Energy Corp.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to BioFuel Energy Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (Registration No. 333-169982) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) subscription rights of the Company (the “Rights”), (ii) shares of series A non-voting convertible preferred stock of the Company (the “Preferred Stock”), (iii) depositary shares each representing a fractional interest in a share of Preferred Stock (the “Depositary Shares”) and (iv) shares of common stock of the Company (the “Common Stock”), in each case referred to therein.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, a specimen certificate representing the shares of Common Stock, a specimen certificate representing the shares of Preferred Stock, the Certificate of Designations (the “Certificate of Designations”) for the Preferred Stock, the form of depositary receipt representing the Depositary Shares, the form of Deposit Agreement (the “Deposit Agreement”) to be entered into between the Company and BNY Mellon Shareowner Services, as depositary (the “Depositary”), the form of rights certificate representing the Rights, and the resolutions adopted by the Board of Directors of the Company on September 24, 2010, December 8, 2010 and December 14, 2010.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1.  The Rights have been duly and validly authorized, and, when validly issued in accordance with such authorization, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2.  The shares of Preferred Stock represented by the Depositary Shares have been duly and validly authorized and, upon issuance thereof in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

3.  The Depositary Shares issuable upon the exercise of the Rights have been duly and validly authorized and, upon (i) issuance of the Preferred Stock in the manner described in the Registration Statement and the deposit thereof with the Depositary, (ii) the depositary receipts representing the Depositary Shares having been duly executed, countersigned, registered and delivered in accordance with the Deposit Agreement and (iii) the due exercise of the Rights, the Depositary Shares will be validly issued and will entitle the holders of the Depositary Shares to the rights specified in the Deposit Agreement.

4.  Upon the issuance of the shares of Common Stock upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations and the Amended and Restated Certificate of Incorporation of the Company, such shares of Common Stock into which the shares of Preferred Stock are convertible will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.  The reference and limitation to the “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

BioFuel Energy Corp.
1600 Broadway, Suite 2200
Denver, CO 80202

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